Exhibit 10.5

February 10, 2026

Koti Meka

173 Magnet

Irvine, CA 92618

kmeka@yahoo.com

Dear Koti,

I am pleased to offer you a position with AIXCrypto Inc. (the “Company”), as an Chief Financial Officer (CFO) reporting to Jiawei, Wang, Co-Chief Executive Officer at our office located in Gardena.

Position and Duties

Your title will be Chief Financial Officer (CFO). This is a fractional, part-time executive position. You are expected to devote approximately twenty percent (20%) of your business time and attention to the Company, consistent with the needs of a public company CFO.

Concurrent Employment: The Company acknowledges and consents to your continued full-time employment with Faraday Future Intelligent Electric Inc. (“Faraday Future”). You agree that your duties to Faraday Future will not prevent you from fulfilling your fiduciary and oversight responsibilities as CFO of the Company.

Salary

In consideration for your fractional services, you will receive an annual base salary of $150,000, payable in accordance with the Company’s standard payroll practices.

Bonus

As an employee, you also will be eligible to receive a discretionary annual performance bonus up to $70,000 Any bonus will be awarded in the sole discretion of the Company. You must be an active employee on the date any discretionary bonus is paid. The bonus will not be deemed earned by you and will become payable unless or until it is awarded by the Company.

Equity Compensation

You will be eligible to receive annual equity awards under the Company’s equity incentive plan, subject to approval by the Board of Directors or the Compensation Committee. Total Annual Grant Value: $200,000, consisting of the following components:

● Restricted Stock Units (RSUs):

An annual grant of restricted stock units (“RSUs” )with each RSU representing the right to receive one share of the Company’s Class A common stock (“Common Stock”), having an aggregate grant date value of $140,000. The RSU Grant will vest in four (4) equal annual installments of twenty-five percent (25%) each, on the first four (4) annual anniversaries of the applicable grant date, subject to your continued employment with the Company on each vesting date.

● Performance Stock Units (PSUs):

An annual grant with a target value of $60,000, subject to the Company’s achievement of certain performance milestones established by the Board of Directors or the Compensation Committee (each, a “Milestone”). Upon achievement of any applicable Milestone, the PSUs associated with such Milestone will be issued on the date the Milestone is achieved and will vest in three (3) equal annual installments of thirty-three and one-third percent (33 1 /3%) each, on the first three (3) annual anniversaries following the applicable grant date, subject to your continued employment with the Company on each vesting date.

Performance metrics and applicable Milestones for PSUs will be established annually by the Board of Directors or the Compensation Committee.

Outside Activities & Conflict Waiver

The Company expressly permits you to continue your employment with Faraday Future and its affiliates. You represent that your service to the Company will not violate any agreements with Faraday Future. Given Faraday Future’s status as a majority shareholder, you agree to recuse yourself from any specific transactions between the Company and Faraday Future where your dual roles present a direct conflict of interest, in accordance with the Company’s policies and procedures regarding related party transactions and conflicts of interest, as overseen by the Audit Committee.

Intercompany Payroll True-Up (October-December 2025)

You acknowledge that, for the period from October 2, 2025 through December 31, 2025, you have been paid through the payroll of Faraday Future, and that Faraday Future has invoiced the Company for your services pursuant to an intercompany Transitional Services Agreement (“TSA”).

To the extent that your aggregate base salary entitlement under this offer letter for such period exceeds the amounts actually paid to you through Faraday Future payroll and charged to the Company under the TSA, the Company will pay you the net difference (the “Salary True-Up Amount”). The Salary True-Up Amount, in amount of $17,234.85, will be paid in a lump sum within thirty (30) days following completion of reconciliation between the Company and Faraday Future.

Under no circumstances will you receive duplicative payment of base salary for the same service period.

Benefits

The Company offers all full-time employees a comprehensive benefits package, including subsidized health insurance, paid time off, and holiday entitlement. Full details will be provided upon commencement of employment.

Clawback Policy

Any incentive-based compensation paid to you (including Bonus and Equity Compensation) shall be subject to recovery or “clawback” pursuant to any compensation recovery policy adopted by the Company to the extent required by applicable law or Nasdaq listing standards.

At-Will Employment

Your employment with the Company will be at will, meaning that either you or the Company may terminate your employment at any time, with or without cause or notice, subject to applicable law.

Work Authorization

If you require a H1-B or TN visa sponsorship to work in the United States, the Company agrees to sponsor you for such a visa. The Company will take the steps necessary to secure and maintain appropriate work authorization that will allow you to be employed legally in the United States. Failure to maintain appropriate work status in the United States will result in termination. Please note that you must remain an employee of the Company for twelve (12) months before the Company consider sponsoring you for a green card.

Background / Reference Check

This offer is contingent on the Company’s verification of your right to work in the United States as well as your successful clearance of a background and reference check, and export control screening. This offer can be rescinded at any time by the Company prior to your start date.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be retroactively effective as of October 2, 2025. This letter, along with all other documents referenced herein, set forth the terms and conditions of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.

We look forward to your favorable reply and to working with you. This offer letter will automatically be withdrawn if not accepted on or before Feb 11, 2026.

[Signature Page Follows]

Sincerely,
/s/ AIxCrypto Holdings, Inc.	2/11/2026
AIxCrypto Holdings, Inc.

Koti Meka
Agreed To and Accepted By

/s/ Koti Meka

Employee Signature

2/11/2026
Date

Enclosures

Appendix I

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